Exhibit 6.2

STOCKHOLDER AGREEMENT

UGC Holdings, Inc.

This Stockholder Agreement (this “Agreement”) is made as of March 4, 2022, by and among UGC Holdings, Inc. a Delaware corporation (“Company”), and the persons whose names and addresses appear under the heading “Stockholders” on the signature pages hereto (individually, a “Stockholder,” and collectively, the “Stockholders”).

In consideration of the mutual covenants set forth herein, the parties agree as follows:

1.Definitions.

(a)As used in this Agreement, the following terms shall have the following meanings:

(i)“Affiliate” shall mean, with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of the foregoing sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.  For purposes hereof, each of the MSC Parties and their Affiliates shall be deemed an “Affiliate” of each of the other MSC Parties.

(ii)“Change of Control Transaction” shall mean consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company or sale of stock of the Company with any other person, entity or corporation in which the combined voting power of all securities of the Company immediately prior to such reorganization, merger, or consolidation of the Company or sale of stock (or series of related transactions involving such a reorganization or merger or consolidation or sale of stock) represent, either by remaining outstanding or by being converted into voting securities of another entity, less than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation or sale of stock (or series of related transactions involving such a reorganization or merger or consolidation or sale of stock.

(iii)“Common Stock” shall mean the Company’s common stock, par value $0.0001 per share.

(iv)“Common Stock Equivalents” shall mean (i) any evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for shares of any class of Common Stock or (ii) any right, option or warrant to subscribe for, purchase or otherwise acquire, directly or indirectly, shares of any class of Common Stock; provided that, unless otherwise specified herein, for the purposes of computing the number of Shares either outstanding or held by a Stockholder, the Common Stock Equivalents outstanding or held by such

Stockholder shall be deemed to be converted, exercised or exchanged for shares of Common Stock, whether or not such conversion, exercise or exchange has actually been effected.

(v)“MSC Parties” shall mean MSC Software Holdings, LLC, Meeting Street Capital, LLC, MSCII, LLC, and Andrew L. Howell and their successors and assigns.

(vi)“Permitted Transferee” shall mean, with respect to each of the MSC Parties who are Stockholders, (i) any Affiliate of such Stockholder, or, (ii) (A) if the Stockholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if the Stockholder is a corporation, to its shareholders in accordance with their interest in the corporation, (C) if the Stockholder is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, or (D) to the Stockholder’s family member or trust for the benefit of an individual holder or his or her family member, which transferee is required by this Agreement to be bound by provisions of this Agreement applicable to the Stockholders. For the avoidance of confusion, only the MSC Parties and no other Stockholder may have Permitted Transferees.

(vii)“Qualified Public Offering” shall mean a firm commitment underwritten public offering of Shares registered under the Securities Act, in which the gross proceeds to the Company are not less than $25,000,000.

(viii)“Required Shares” shall mean the majority of the voting power of the Shares in a stockholder meeting in which a quorum has been established pursuant to the Company’s bylaws, or at a majority of the voting power of the Shares via written consent without a meeting.

(ix)“Required Super Majority Shares” shall mean at least 65% of the voting power of the Shares in a stockholder meeting in which a quorum has been established pursuant to the Company’s bylaws, or at least 65% of the voting power of the Shares via written consent without a meeting.

(x)“Securities Act” shall mean the Securities Act of 1933, as amended.

(xi)“Shares” shall mean shares of Common Stock or Common Stock Equivalents and “Share” shall mean any one such share.

(xii)“Stock Repurchase Agreement” means the Stock Repurchase Agreement between the Company and UG LLC dated as of even date herewith.

(xiii)“Transfer” shall mean any transfer (except transfer by gift), sale, conveyance, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of a Share, as well as the act of performing any of the foregoing.

(xiv)“UG LLC” means UG, LLC, a Delaware limited liability company.

(b)The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made.

2.Certain Representations, Waivers and Indemnifications.

(a)Each Stockholder acknowledges and represents that:

(i)Such Stockholder was advised to consider seeking independent legal counsel to review this Agreement on such Stockholder’s behalf;

(ii)Such Stockholder had adequate time to seek the advice of independent counsel and to review this Agreement;

(iii)Such Stockholder either obtained such advice or knowingly and intentionally chose not to seek such advice;

(iv)Such Stockholder fully understands this Agreement and all of its terms and provisions, including, but not limited to, those provisions which significantly restrict such Stockholder’s ability to sell, transfer or otherwise dispose of Shares;

(v)The restrictions imposed upon such Stockholder’s Shares pursuant to this Agreement are reasonable; and

(vi)Such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment and is able to incur a complete loss of such investment without impairing such Stockholder’s financial condition.

(b)Each Stockholder further acknowledges and represents that such Stockholder has obtained and accepted such Stockholder’s Shares in good faith, for investment and for such Stockholder’s own account, and not with a view to distribution or resale.

(c)Each Stockholder represents and warrants that such Stockholder is the record and beneficial owner of such Stockholder’s Shares and that such Stockholder has not sold, transferred, pledged or otherwise encumbered any of those Shares or such Stockholder’s interest in those Shares.

(d)Each Stockholder agrees to indemnify and hold the Company and the other Stockholders harmless from and against any and all liabilities, costs or expenses, including reasonable attorneys’ fees, resulting from or arising out of any sale, transfer or other disposition of such Stockholder’s Shares otherwise than in accordance with the terms and provisions of this Agreement.

3.Right of First Offer.

(a)In the event that any Stockholder proposes to Transfer any Shares to any person or entity other than as permitted pursuant to Section 5 hereof, the non-transferring Stockholders shall have a right of first offer on the terms described below to purchase the Shares proposed to be Transferred. Each transferring Stockholder agrees to enter into a written agreement with the proposed transferee with respect to any such Transfer, and promptly following execution of such an agreement providing for such Transfer (but in any event at least twenty-five (25) business days before the date of a Transfer of Shares), such transferring Stockholder shall give a written notice (the “Transfer Notice”) to the non-transferring Stockholders and the Company of the proposed Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer, including the number and type of Shares proposed to be Transferred, the proposed transfer price and consideration to be paid, and the name and address of the proposed transferee.

(b)The non-transferring Stockholders shall have ten (10) business days following the Trigger Date (as defined below) to agree to purchase all or any portion of the Shares at the price and upon the terms specified in the Transfer Notice (subject to Section 3(c) below) by giving written notice to the transferring Stockholder and stating the number of shares to be purchased. As used herein, “Trigger Date” shall mean the date of receipt of the Transfer Notice or, if later, the date on which the Fair Market Value of any non-cash consideration is determined pursuant to Section 3(c).

(c)In the event the non-transferring Stockholders fail to deliver notice of intent to purchase all of the Shares proposed to be Transferred within such ten (10) business day period, the transferring Stockholder shall notify the Company and the non-transferring Stockholders in writing on the first business day following expiration of such period (the “Second Notice”). The Company or its assignee shall have five (5) business days following receipt of the Second Notice to agree to purchase all or any portion of the remaining Shares proposed to be Transferred at the price and upon the terms specified in the Transfer Notice (subject to Section 3(d) below) by giving written notice to such transferring Stockholder and stating the number of Shares to be purchased. In the event the Company does not desire to purchase all of the remaining Shares, the non-transferring Stockholders who elected to participate pursuant to Section 3(b) can agree to purchase the balance in five (5) business days from the end of the Company’s five (5) business day period. At any time more than one of the non-transferring Stockholders desire to purchase more Shares than the amount which is available, the Shares shall be allocated for purchase on a pro rata basis between the non-transferring Stockholders based on their respective ownership percentage in the Company.

(d)In the event the Company or its assignee or the non-transferring Stockholders fail to deliver notice of intent to purchase all of the Shares within the applicable five (5) business day period, the transferring Stockholder may, not later than ninety (90) days following the Trigger Date, conclude a Transfer of any or all of the Shares covered by the Transfer Notice at the same or a greater price per Share and on other terms and conditions substantially similar to those described in the Transfer Notice. Any proposed Transfer at a lower price per Share or on other terms or conditions substantially different from those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Shares by the transferring Stockholder, shall again be subject to the rights of first refusal and shall require compliance by the transferring Stockholder with the procedures described in this Section 3. In addition, any sale of Shares by the transferring Stockholder will also be subject to the co-sale rights set forth in Section 4 below.

(e)Anything in this Section 3 to the contrary notwithstanding, the purchase price for any purchase of shares by the non-transferring Stockholder, the Company or their respective assignees pursuant to this Section 3 shall be paid entirely in cash. To the extent that all or any portion of the per share consideration specified in a Transfer Notice is not cash, the cash purchase price per share paid by the non-transferring Stockholders, the

Company or their respective assignees will equal the per share cash consideration (if any) specified in the Transfer Notice plus the Fair Market Value of the non-cash consideration per share as of the date the Transfer Notice is first received by the Company. For purposes hereof, the “Fair Market Value” of any non-cash consideration means the following:

(i)If the non-cash consideration consists of securities traded on a national securities exchange, such “Fair Market Value” shall mean the average daily closing sales price of such securities over the ten (10) consecutive trading days preceding the date on which such Fair Market Value of such securities is required to be determined hereunder.

(ii)If the non-cash consideration consists of securities actively traded over-the-counter, such “Fair Market Value” shall mean the average of the closing bid prices over the ten (10) consecutive trading days preceding the date on which such Fair Market Value of such securities is required to be determined hereunder.

(iii)If the non-cash consideration does not consist of publicly traded securities, such “Fair Market Value” shall be such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined by (x) the Company and the holders of at least a majority of the outstanding Shares held by the non-transferring Stockholders, on the one hand, and the transferring Stockholder, on the other hand, through good faith negotiations; (y) an investment banking firm of good reputation mutually acceptable to both the Company and the non-transferring Stockholders, on the one hand, and the transferring Stockholder, on the other hand, if the Company, the non-transferring Stockholders and the transferring Stockholder do not agree upon the Fair Market Value of such non-cash consideration within ten (10) business days after the date as of which such Fair Market Value is to be determined; or (z) an investment banking firm of good reputation selected by two investment banking firms of good reputation (one of which shall be chosen by the Company and the holders of a majority of outstanding Shares, on an as-converted-to-Common Stock basis, held by the non-transferring Stockholders, on the one hand, and one of which shall be chosen by the transferring Stockholder, on the other hand), if the Company, the non-transferring Stockholders and the transferring Stockholder do not mutually agree upon an investment banking firm to determine the Fair Market Value of the non-cash consideration pursuant to clause (y) above within ten (10) business days after the expiration of the ten (10) business day period referred to in clause (y) above.  The fees and expenses of a mutually acceptable investment banking firm selected under clause (y) above shall be shared equally between the Company and the transferring Stockholder.  The fees and expenses of an investment banking firm chosen by the Company and the non-transferring Stockholders under clause (z) above shall be borne by the Company, fees and expenses of an investment banking firm chosen by the transferring Stockholder under clause (z) above shall be borne by the transferring Stockholder, and the fees and expenses of the third investment banking firm selected by the first two investment banking firms under clause (z) above shall be shared equally between the Company and the transferring Stockholder.

(f)The obligations of any Stockholder under this Section 3 shall be binding upon any transferee of Shares initially subject to this Section 3. Any transferee of Shares in a transaction subject to this Section 3 shall furnish to the Company and the Stockholders a written agreement to be bound by and comply with all provisions of this Agreement applicable to a Stockholder, such written agreement to be in form and substance reasonably satisfactory to the Company and the Stockholders. All obligations of a Stockholder (or any transferee of Shares) under this Section 3 shall terminate on the closing of a Qualified Public Offering.

4.Co-Sale Rights.

(a)At least twenty (20) calendar days prior to the closing of any Transfer by any Stockholder to any person or entity other than a Permitted Transferee, such Stockholder shall promptly give written notice of such Transfer to the non-transferring Stockholders (any such notice, a “Co-Sale Notice”; any person or entity giving a Co-Sale Notice pursuant to this Section 4(a), a “Seller”; any non-transferring Stockholder to which a Co-Sale Notice is given pursuant to this Section 4, a “Co-Seller”). The Co-Sale Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number and type of Shares to be Transferred, the nature of such Transfer, the transfer price and consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b)(b) Each Co-Seller shall have the right, exercisable upon written notice to Seller within ten (10) calendar days after receipt of the Co-Sale Notice to participate in such sale on the same terms and conditions specified in the Co-Sale Notice. To the extent that one or more of the Co-Sellers exercise (or have exercised on their behalf) such right of participation as provided in the preceding sentence in accordance with the terms and conditions set forth below, the number of Shares that Seller may sell in the transaction shall be correspondingly reduced.

(c)Each Co-Seller who elects pursuant to Section 4(b) above, may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares to be sold by Seller by (ii) a fraction, the numerator of which is the aggregate number of outstanding Shares owned by such Co-Seller, but only to the extent then vested at the time of the Transfer and the denominator of which is the total number of then currently outstanding Shares, but only to the extent then vested as of the date of Transfer.

(d)Anything in this Section 4 to the contrary notwithstanding, in the event that the shares to be Transferred by a Co-Seller (the “Co-Seller Shares”) hereunder consist of a different class or series of shares than, and are not convertible into, the Shares proposed to be Transferred by the Seller under the Co-Sale Notice, such proposed Co-Seller shall have no right to participate in the proposed sale described in the Co-Sale Notice without the consent of the Seller and the proposed transferee.

(e)Each Co-Seller who elects pursuant to this Section 4 to participate in the sale of Shares subject to the Co-Sale Notice (a “Participant”) shall effect its participation in the sale by delivering for Transfer to the purchaser one or more certificates, properly endorsed for Transfer, which represent the type and number of Shares which such Participant elects to sell.

(f)The Share certificate or certificates that the Participant delivers pursuant to Section 4(c) shall be Transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the purchaser shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of such Participant’s participation in such sale. Each Participant and the Seller shall share, on a pro rata basis (based on the proceeds received), the legal, investment banking and other out-of-pocket expenses of the Seller incurred by the Seller in connection with such transaction. To the extent that any prospective purchaser, or purchasers, prohibits such assignment or otherwise refuses to purchase Shares from a Participant exercising rights of co-sale hereunder, Seller shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, Seller shall purchase such shares or other securities from such Participant.

(g)The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of Shares by Seller shall not adversely affect their rights to participate in subsequent sales of Shares subject to Section 4(a).

(h)If no election is made by or on behalf of any of the Co-Sellers to participate in the sale of Shares subject to the Co-Sale Notice, Seller may, not later than ninety (90) calendar days following delivery to the Company and each of the Co-Sellers of the Co-Sale Notice, complete the Transfer of Shares contemplated by the Co-Sale Notice at the same or a lower price as that specified in the Co-Sale Notice and on other terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Shares by Seller, shall again be subject to the co-sale rights of the Co-Sellers and shall require compliance by Seller with the procedures described in this Section 4.

(i)The provisions of this Section 4 will terminate on the closing of a Qualified Public Offering.  Furthermore, the provisions of this Section 4 do not apply to Common Stock that is subject to the Stock Repurchase Agreement, so long as the Stock Repurchase Agreement is in effect.

5.Exempt Transfers.

(a)Notwithstanding the provisions of Sections 3 and 4, the provisions of Sections 3 and 4 shall not apply to (i) any Transfer to a Permitted Transferee of the person or entity making the Transfer; or (ii) any Transfer to the Company or a non-transferring Stockholder; provided that no Transfer shall be made pursuant to clause (i) or (ii) unless the transferee shall furnish to each of the Company, and the Stockholders a written agreement to be bound by and comply with all provisions of this Agreement in the same manner as the transferor, such written agreement to be in form and substance reasonably satisfactory to the Company and the Required Shares. Such transferred Shares shall remain subject to the restrictions held by the Stockholders hereunder, and such transferee shall be treated as a “Stockholder” for purposes of this Agreement.

(b)Notwithstanding the provisions of Sections 3 and 4, the provisions of Sections 3 and 4 shall not apply to (i) the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act or (ii) a sale pursuant to Rule 144 of the Securities Act.

6.Prohibited Transfers.

(a)In the event any Stockholder should sell any Shares in contravention of the right of first offer or other rights of any Stockholder under this Agreement (a “Prohibited Transfer”, and the holder making such Transfer, a “Transferor”), each such Stockholder in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Transferor shall be bound by the applicable provisions of such option.

(b)In the event of a Prohibited Transfer under Section 3 or Section 4 of this Agreement, each Stockholder shall have the right to sell to Transferor the type and number of Shares equal to the number of Shares such Stockholder would have been entitled to Transfer to the purchaser under Section 4 had the Prohibited Transfer hereof been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)The price per Share at which the Shares are to be sold to Transferor shall be equal to the price per Share that would have been paid by the purchaser to Transferor had the Prohibited Transfer been made in accordance with Section 3 or Section 4, as applicable. Transferor shall also reimburse such Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Stockholder’s rights, as applicable, under Section 3 or 4.

(ii)Within ninety (90) calendar days after the later of the dates on which the Stockholder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Stockholder shall, if exercising the option created hereby, deliver to Transferor the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for Transfer.

(iii)Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by Stockholder pursuant to this Section 6(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 6(b)(i), in cash or by other means acceptable to such Stockholder.

(c)Notwithstanding the foregoing, any attempt by Transferor to Transfer Shares in violation of Section 3 or 4 hereof shall be void and the Company agrees it will not affect such a Transfer nor will it treat any alleged transferee as the holder of such Shares without the written consent of the Required Shares.

7.Legend.

(a)Each certificate representing Shares now or hereafter owned by any Stockholder or issued to any person or entity in connection with a Transfer shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDER AGREEMENT BY AND BETWEEN THE CORPORATION AND CERTAIN HOLDERS OF SHARES OF THE CORPORATION, INCLUDING THE HOLDER OF THIS CERTIFICATE, COPIES OF SUCH AGREEMENT WILL BE MAILED TO A SHAREHOLDER WITHOUT CHARGE WITHIN FIVE (5) DAYS AFTER THE COMPANY’S RECEIPT OF WRITTEN REQUEST THEREFOR.”

(b)Each Stockholder agrees that the Company may instruct its transfer agent to impose Transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 7(a) above to enforce the provisions of this Agreement and the Company agrees promptly to do so. The legend shall be removed upon termination of this Agreement.

8.Drag-Along Rights. In the event that the holders of at least a majority of the outstanding Shares calculated on an as-converted-to-Common-Stock and non-diluted basis (the “Majority Holders”) accept an offer to purchase their Shares from a bona fide third party, the Majority Holders shall send a written notice (the “Drag-Along Notice”) to the other Stockholders (the “Drag-Along Sellers”) specifying the name of the purchaser, the consideration payable per Share and a summary of the material terms of such proposed purchase.  Upon receipt of a Drag-Along Notice, each Drag-Along Seller shall be obligated to (i) sell all of its Shares, free of any encumbrance, in the transaction contemplated by the Drag-Along Notice on the same terms and conditions as the Majority Holders (including payment of its pro rata share of all costs associated with such transaction), and (ii) otherwise take all necessary action to cause the consummation of such transaction, including voting its Shares in favor of such transaction and not exercising any appraisal rights in connection therewith.  Each Drag-Along Seller further agrees to take all actions (including executing documents) in connection with consummation of the proposed transaction as may reasonably be requested of it by the Majority Holders, and hereby appoint the Majority Holders, acting jointly, as its attorney-in-fact to do the same on its behalf.

9.Preemptive Rights.

(a)The Company shall give each Stockholder forty-five (45) days’ prior written notice (the “Preemptive Notice”) of the proposed issuance or sale by the Company of any Common Stock or any Common Stock Equivalent (each, a “New Issuance”) other than Common Stock or Common Stock Equivalents issued or sold by the Company (i) to the Company’s employees, consultants or directors pursuant to arrangements approved by the Required Shares, (ii) in connection with acquisitions of other companies or businesses, (iii) as a stock split or stock dividend, (iv) pursuant to the exercise, conversion or exchange of any then outstanding Common Stock Equivalent, (v) pursuant to a public offering registered under the Securities Act, or (vi) in connection with a Change of Control Transaction.  The Preemptive Notice shall specify the (i) number and class of securities to be issued, (ii) rights, terms and privileges thereof (including the proposed issuance date), (iii) price at which such securities shall be issued, and (iv) portion such Stockholder shall be entitled to purchase pursuant to this Section 9(a).  Each Stockholder shall be entitled to purchase that portion of a New Issuance offered on the date of the sale specified in the Preemptive Notice equal to a fraction, the numerator of which shall be the total number of Shares owned by such Stockholder, giving effect, without duplication, to all Common Stock Equivalents owned by such Stockholder, whether or not then convertible, exercisable or exchangeable, but only to the extent then vested, and the denominator of which shall be the total number of Shares then outstanding, giving effect, without duplication, to all Common Stock Equivalents outstanding, whether or not then convertible, exercisable or exchangeable, but only to the extent then vested (including such Stockholder’s Shares), at the most favorable price and on the most favorable terms as are offered to any other Persons, by giving written notice of such election to the Company within twenty-five (25) days after notice of such New Issuance has been given to such Stockholder (the “Exercise Reply”); provided, however, that no Stockholder shall have any right to purchase securities pursuant to this Section 9(a) if, (i) prior to a sale of securities to such Stockholder pursuant to this Section 9(a), such securities would be required to be registered under the Securities Act or (ii) the dilution of any Stockholder’s Shares would be as a result of a monetary investment in the Company from a third party investor that is neither an MSC Party, UG LLC, nor any of their Affiliates (a “Third Party Investment”) further provided, however that in the event that  a MSC Party or any of their Affiliates is allowed to participate in any manner in such New Issuance related to a Third Party Investment, UG LLC and their Affiliates shall be entitled to participate in a similar manner as the MSC Party or their Affiliates in such New Issuance. The failure of a Stockholder to give an Exercise Reply in accordance with this Section 9(a) shall be deemed a waiver of the Stockholder’s rights under this Section 9(a).

(b)If any Stockholder fails to make an Exercise Reply in accordance with Section 9(a), the Common Stock or Common Stock Equivalent offered to the Stockholder in accordance with Section 9(a) may thereafter, for a period not exceeding 180 days following the expiration of such 15-day period, be issued, sold, or subjected to rights or options to the person or entity in the transaction or series of transactions at a price not less than the price at which they were offered to the Stockholders and on other terms and conditions no more favorable in the aggregate to the person or entity that those offered to the Stockholders.  Any Common Stock or Common Stock Equivalent not so issued, sold, or subjected to rights or options to any such person or entity during the 180-day period will thereafter again be subject to the participation rights stated in Section 9(a).  The closing of any purchase by the Stockholders pursuant to Section 9(a) shall be held at the time and place of the closing of, and on the same terms and conditions as, the New Issuance, or at such other time and place as the parties to the transaction may agree.  At such closing the participating Stockholders shall deliver, by certified or official bank check or wire transfer, so much of the purchase price for its portion of the New Issuance as is payable in cash and shall pay the balance in accordance with the agreed upon terms of the transaction, and all parties thereto shall execute such documents as are otherwise customary and appropriate.

10.Major Decisions Requiring Affirmative Vote of Required Shares. The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the Required Shares:

(a)increase or decrease the authorized number of shares of any class or series of capital stock;

(b)authorize or create (by reclassification or otherwise) any new class or series of capital stock;

(c)redeem or repurchase any Shares (other than pursuant to this Agreement or employee or consultant agreements giving the Company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

(d)declare or pay any dividend or otherwise make a distribution to holders of Shares;

(e)increase or decrease the number of directors of the Company;

(f)liquidate, dissolve, or wind-up the business and affairs of the Company, effect any liquidation event, or consent, agree or commit to do any of the foregoing;

(g)guarantee, directly or indirectly, or permit any of its Affiliates to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any of its Affiliates arising in the ordinary course of business;

(h)create or incur any aggregate indebtedness in excess of one hundred thousand dollars ($100,000) that is not already included in a budget approved by the Company’s board of directors (the “Board”), other than trade credit incurred in the ordinary course of business;

(i)otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, except for transactions contemplated by this Agreement; transactions resulting in payments to or by the Company in an aggregate amount to such person less than sixty thousand dollars ($60,000) per year;

(j)hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(k)change the principal business of the Company or its Affiliates, including entering new lines of business or exiting the current line of business;

(l)sell, assign, license, pledge, or encumber material technology or intellectual property of the Company or its Affiliates, other than licenses granted in the ordinary course of business; or

(m)enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company (or its Affiliates) or to the Company (or its Affiliates) of money or assets greater than one hundred thousand dollars ($100,000).

11.Major Decisions Requiring Affirmative Vote of Required Super Majority Shares. The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the Required Super Majority Shares:

(a)redeem or repurchase any Shares of the MSC Parties and their Affiliates;

(b)declare or pay any dividend or otherwise make a distribution to MSC Parties and their Affiliates;

(c)guarantee, directly or indirectly, or permit any of its Affiliates to guarantee, directly or indirectly, any indebtedness of the MSC Parties and their Affiliates; or

(d)create or incur any aggregate indebtedness in excess of one hundred thousand dollars ($100,000) related to the MSC Parties and their Affiliates.

Notwithstanding the foregoing, the Company shall only be required to obtain the written consent or affirmative vote of the Required Shares if any of the actions contemplated in this Section 11, as proposed to be taken or when undertaken by the Company, would not or does not result in the disparate treatment of one or more Stockholders in favor of any other Stockholders.

12.Information Rights.

(a)The Company shall deliver to UG LLC, for so long as UG LLC owns at least 15% of the issued and outstanding shares of Common Stock, the following information:

(i)as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company unaudited (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(ii)as soon as practicable, but in any event within sixty (60) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(iii)as soon as practicable, but in any event fifteen (15) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (such budget and business plan that is approved by the Board).

(b)If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(c)Notwithstanding anything else in this Section 12(a) to the contrary, the Company may cease providing the information set forth in this Section 12(a) during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 12 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(d)All obligations under this Section 12 shall terminate on the closing of a Qualified Public Offering.

(e)UG LLC agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 12 by UG LLC), (b) is or has been independently developed or conceived by UG LLC without use of the Company’s confidential information, or (c) is or has been made known or disclosed to UG LLC by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that UG LLC may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any securities of UG LLC, if such prospective purchaser agrees to be bound by the provisions of this Section 12(e); (iii) to any  Affiliate, partner, member, stockholder, or wholly owned subsidiary of UG LLC or in the ordinary course of business, provided that UG LLC informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that UG LLC promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

13.UG LLC Director. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders shall elect to the Board one (1) person designated from time to time by UG LLC for so long as UG LLC and its Affiliates continue to own beneficially an aggregate of at least 15% of the issued and outstanding shares of Common Stock including shares underlying (directly or indirectly) any Common Stock Equivalent) which shall initially be Ron Baldwin. No director elected pursuant to this Section 13 may be removed from office, other than for cause, unless such removal is directed or approved by UG LLC.  Any vacancies created by the resignation, removal or death of a director elected pursuant to Section 13 shall be filled by pursuant to this Section 13; provided, that if Ron Baldwin is removed, resigns, or otherwise fails or ceases to serve on the Board, then any potential board member nominated by UG LLC shall be subject to the approval of the Company’s Board, which shall not be unreasonably withheld, after the Board has conducted an investigation into the nominee. Upon the request of UG LLC to remove any director appointed by it, such director shall be removed. All Stockholders agree to execute any written consents required to perform the obligations of this Section 13, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

14.Board Meetings.  The Board of Directors of the Company shall meet at least four (4) times per calendar year and shall meet at least once during each quarter of each fiscal year of the Company.

15.Qualified Small Business Stock. The Company and the Stockholders intend that the Shares shall constitute “qualified small business stock,” as defined under Section 1202(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and in furtherance of such intention, the Company will use reasonably efforts to comply with the reporting and record keeping requirements under Code Section 1202, any regulations promulgated thereunder.  In addition, within (a) twenty (20) business days after any Stockholder’s written request therefor and (b) twenty (20) business days before the consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation) or Qualified Public Offering, the Company shall deliver to the Stockholders a certificate in substantially the form of Annex 1. The Company shall use commercially reasonable efforts to ensure the accuracy of any such statement and any such factual information, but in no event shall the Company be liable to the Stockholders for any damages arising from any errors in the Company’s determination with respect to the applicability or interpretation of Code Section 1202.

16.Miscellaneous.

(a)Additional Stockholders. Each person or entity to whom a Stockholder Transfers Shares after the date hereof shall become a party hereto and shall be bound hereby as a “Stockholder.” No Stockholder shall Transfer any securities to any person or entity unless such person or entity enters into a supplementary agreement with the Company agreeing to be bound by the terms hereof in the same manner as the other Stockholder. Each such supplementary agreement shall become effective upon its execution by the Company and such Stockholder, and it shall not require the signature or consent of any other party hereto. Such supplementary agreement may modify some of the terms hereof as they affect such transferee; provided that the modified terms shall be no more favorable to such transferee, than the terms set forth for Stockholders.

(b)Conditions to Exercise of Rights. Exercise of each party’s rights under this Agreement shall be subject to and conditioned upon, and each party shall use their reasonable best efforts to assist each other party in, compliance with applicable laws.

(c)Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware

(d)Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (a) as to the Company, only by the Company, and (b) as to the Stockholders, by the Required Shares; provided that any Stockholder may waive any of such person’s rights hereunder without obtaining the consent of any other person. Any amendment or waiver affected in accordance with this Section 16(d) shall be binding upon each party, such party’s successors and assigns and the Company.

(e)Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives. The rights of each Stockholder hereunder are assignable to any assignee or transferee who acquires any portion of the Shares of such Stockholder, and such assignee shall then become a party to this Agreement and bound as a “Stockholder” hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and be binding upon, any successor to the Company.

(f)Term. This Agreement shall terminate upon the closing of a Change of Control Transaction.

(g)Ownership. Each Stockholder represents and warrants that it is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.

(h)Notices. All notices required or permitted hereunder shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one (1) business day after being deposited with a nationally recognized, reputable overnight courier service or (e) five (5) calendar days after being deposited in the U.S. mail, first class with postage prepaid, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

(i)Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)Entire Agreement. This Agreement and the documents referred to herein and therein constitute the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

INTENDING TO BE BOUND the parties have signed this Agreement as of the date first above written.

The Company:

UGC Holdings, Inc.

By:	/s/ Andrew L. Howell
Name: Andrew L. Howell
Its: President

The Shareholders:

UG, LLC, a Delaware limited
liability company

By:	/s/ Ron Baldwin
Name: Ron Baldwin
Its: Chief Executive Officer

Address: 1432 N. Frank Lloyd
Wright Blvd, Suite 100 Scottsdale, AZ 85260

Earl Bridges, an individual

/s/ Earl Bridges

Address: 112 Cartright Street
Daniel Island, SC

Signature Page to Stockholders’ Agreement

Meeting Street Capital, LLC

By:	/s/ Claudius E. Watts IV
Name: Claudius E. Watts IV
Its: Managing Member

Address: 466 King St., Suite 400
Charleston, SC 29403

MSC Software Holdings, LLC

By:	/s/ Claudius E. Watts IV
Name: Claudius E. Watts IV
Its: Managing Member

Address: 466 King St., Suite 400
Charleston, SC 29403

/s/ Andrew L. Howell
Name: Andrew L. Howell
Address: 2 Laurens Street, 3D
Charleston, SC 29401

Signature Page to Stockholders’ Agreement

ANNEX 1

CERTIFICATE OF QUALIFIED SMALL BUSINESS STOCK

UGC Holdings, Inc., a Delaware corporation (the “Company”) hereby provides the following information to the stockholder(s) named in the table below (the “Stockholders”) to assist in their determination of whether the Stockholders(s) may be entitled to certain tax benefits associated with “qualified small business stock” (QSBS) pursuant to Sections 1045 and 1202 of the Internal Revenue Code of 1986, as amended, in connection with the following securities of the Company purchased by the Stockholder(s):

Stockholder	Class/ Type of Stock	Issue Date	Stock [Certificate/Issuance] Number	Number of Shares

Corporate Level Requirements	Yes	No	NA
l. Was the Company a “qualified small business” on each Issue Date?
•Is the Company a domestic C corporation?	☐	☐	☐

•Were the Company’s aggregate gross assets equal to $50 million or less as of the Issue Date and immediately thereafter?

=>Aggregate gross assets shall include cash and the adjusted tax basis of the Company’s other property.

=>All corporations in the same parent-subsidiary control group (defined as more than fifty percent (50%) owned) are treated as one corporation.

=>The adjusted basis of contributed property does not include any built-in gain at the time of contribution.

	☐	☐	☐
•Does the Company agree to any IRS requirements for reporting to the Internal Revenue Service and Stockholders?	☐	☐	☐
2.Is the Company engaged in a “qualified trade or business”?

•Is the Company engaged in a business other than the performance of personal services, banking, insurance, financing, leasing, investing, farming, extracting or producing natural resources, or operating of a hotel, restaurant, or similar business?

	☐	☐	☐

Corporate Level Requirements	Yes	No	NA
3.Is the Company an “eligible corporation”?
•Is the Company other than a DISC, a former DISC, a § 936 corporation, a corporation with a § 936 subsidiary, a RIC, a REIT, a REMIC, FASIT, or a cooperative?[1]	☐	☐	☐
4.a. Was the Company engaged in an “active business” for substantially all of the taxpayer’s holding period?

•Were at least eighty percent (80%) of the value of the assets of the “eligible corporation” used in the conduct of “qualified trades or businesses”?

=>If the Company is less than two years old, does the Company meet the eighty percent (80%) test with assets (1) reasonably required for the working capital needs of the business, or (2) reasonably expected to be used within two (2) years to finance research or fund increases in working capital needs? OR,

=>If the Company is two (2) or more years old, does “working capital” constitute fifty percent (50%) or less of the corporation’s assets for purposes of the eighty percent (80%) test?

	☐	☐	☐
•For all periods did the Company have less than ten percent (10%) of the value of its net assets consisting of stock or securities in other corporations which are not subsidiaries?	☐	☐	☐
•For all periods did the Company have less than ten percent (10%) of the value of its assets in real property not being used in the active conduct of a qualified business?	☐	☐	☐

4.b. OR if the “active business” requirement (#4.a.) was not met, was the Company a “specialized small business investment company” licensed to operate under Section 301(d) of the Small Business Act of 1958?

	☐	☐	☐
5.Did the Company avoid redeeming stock from the taxpayer (or a related party) two (2) years before or after the Issue Date of the stock in question?	☐	☐	☐
6. Did the Company avoid redeeming the stock worth more than five percent (5%) of the total value of the Company one (1) year before or after the Issue Date of the stock in question?	☐		☐

1 Section l202(e)(4).